Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

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(Form Type)

mPHASE TECHNOLOGIES INC.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, each unit consisting of one share of Common Stock, par value of $0.01, and one warrant, each to purchase one share of Common Stock(3)(4)	Rule 457(o)			$5,750,000		$92.70 per $1,000,000	$533.03
Fees to Be Paid	Equity	Class A Common Stock included in the units(4)	Rule 457(g)			-	(5)
Fees to be Paid	Equity	Warrants included in the units(4)	Rule 457(g)			-	(5)
Fees to be Paid	Equity	Class A Common Stock underlying the Warrants included in the units (at an exercise price of 100% of the price of the units)(4)	Rule 457(o)			$5,750,000		$92.70 per $1,000,000	$533.03
Fees to Be Paid	Equity	Warrants to be issued to the Representative	Rule 457(g)			-	(5)
Fees to Be Paid	Equity	Class A Common Stock underlying Warrants to be issued to the Representative(4)(6)	Rule 457(o)			$359,375		$92.70 per $1,000,000	$33.31
Fees Previously Paid	-	-	-	-	-	-		-	-

	Total Offering Amount					$11,859,375			$1,099.37
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$1,099.37

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 (the “Securities Act”).
(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act.
(3)	Includes shares of Common Stock and Warrants that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock and/or Warrants to cover over-allotments, if any.
(4)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(5)	No registration fee required pursuant to Rule 457(g).
(6)	We have agreed to issue to H.C. Wainwright & Co., LLP, as representative (the “Representative”) of the underwriters in this offering, warrants (the “Representative’s Warrants”) that are immediately exercisable upon issuance at an exercise price of $ , representing up to 5.0% of the shares of Common Stock (as defined herein) included in the Units issued in the offering. Resales of the Representative Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, are registered hereby. Resales of shares of Common Stock issuable upon exercise of the Representative’s Warrants (the “Representative Warrant Shares”) are also being similarly registered on a delayed or continuous basis hereby. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $359,375, which is equal to 125% of $287,500 (5.0% of $5,750,000). See “Underwriting”.